Exhibit 99.1

Abbott Reports 15.8 Percent Sales Growth in Second Quarter

— Worldwide Pharmaceutical Sales Growth of 17 Percent —
— Global HUMIRA® Sales Increased 50 Percent; U.S. TriCor® Growth of 21 Percent —
— Worldwide Medical Products Sales Increased 20 Percent —

ABBOTT PARK, Ill., July 18, 2007 — Abbott today announced financial results for the second quarter ended June 30, 2007.

Financial: John Thomas (847) 938-2655	•

Diluted earnings per share, excluding specified items, were $0.69, at the high end of Abbott’s previously announced guidance range of $0.67 to $0.69. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.63.

Larry Peepo (847) 935-6722	•	Worldwide sales increased 16 percent to $6.4 billion, including the impact of acquisitions and a favorable 2.7 percent effect of exchange rates.

Tina Ventura (847) 935-9390	•

U.S. pharmaceutical sales increased 27 percent, driven by strong double-digit growth in HUMIRA, Depakote®, TriCor and Kaletra®, and included $170 million of Niaspan® sales. HUMIRA sales increased 44 percent in the United States and 58 percent internationally. Abbott recently raised its global sales forecast for HUMIRA to more than $2.8 billion in 2007.

Media: Melissa Brotz (847) 935-3456	•

Worldwide medical products sales increased 20 percent, driven by double-digit growth in Abbott’s core laboratory diagnostics business, molecular diagnostics and the contribution from Abbott Vascular. Beginning this quarter, the core laboratory diagnostics business is now reported as Continuing Operations.

Scott Stoffel (847) 936-9502	•	Worldwide nutritional products sales were led by double-digit growth in International Nutritionals, driven by continued strong performance in Latin America and Asia.

“Our performance this quarter was strong in both our U.S. pharmaceuticals business and in several of our medical products businesses,” said Miles D. White, chairman and chief executive officer, Abbott. “In addition, we strengthened our broad-based pipeline and advanced several key programs into later-stage development. We have five major regulatory filings that we expect to submit for approval this year. These represent significant opportunities for future growth.”

The following is a summary of second-quarter 2007 sales.

Sales Summary —	2Q07	% Change		Impact of Exchange
Quarter Ended 6/30/07	($ millions)	vs. 2Q06		on % Change

Total Sales	$6,371	15.8		2.7

Total U.S. Sales	$3,225	17.7		—

Total International Sales	$3,146	13.9		5.3

Worldwide Pharmaceutical Sales	$3,532	17.2		2.7

U.S. Pharmaceuticals	$1,912	26.6		—

International Pharmaceuticals (AI)	$1,620	7.8		5.4

Worldwide Nutritional Sales	$1,097	4.6	(a)	1.4

U.S. Nutritionals (Ross)	$580	(4.7)	(a)	—

International Nutritionals (ANI)	$517	17.5		3.3

Worldwide Diagnostics Sales(b)	$799	11.4		3.8

U.S. Diagnostics	$205	3.8		—

International Diagnostics	$594	14.2		5.3

Worldwide Vascular Sales	$423	63.3		2.2

U.S. Vascular	$223	30.6		—

International Vascular	$200	126.1		6.4

Other Sales(c)	$520	12.2		3.6

(a)             Includes the impact of the completion of the U.S. co-promotion of Synagis in 2006.

(b)            Includes sales from the core laboratory diagnostics, point of care and molecular diagnostics businesses. See Q&A Answer 12 for historical sales of worldwide diagnostics.

(c)             Includes sales from diabetes, bulk pharmaceuticals, spine and animal health businesses.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of first-half 2007 sales.

Sales Summary —	1H07	% Change		Impact of Exchange
First-Half Ended 6/30/07	($ millions)	vs. 1H06		on % Change

Total Sales	$12,316	15.3		2.7

Total U.S. Sales	$6,158	13.8		—

Total International Sales	$6,158	16.8		5.4

Worldwide Pharmaceutical Sales	$6,904	16.9		2.7

U.S. Pharmaceuticals	$3,604	21.8		—

International Pharmaceuticals (AI)	$3,300	11.9		5.5

Worldwide Nutritional Sales	$2,099	(4.2)	(a)	1.2

U.S. Nutritionals (Ross)	$1,146	(16.1)	(a)	—

International Nutritionals (ANI)	$953	15.6		3.1

Worldwide Diagnostics Sales(b)	$1,509	10.8		3.9

U.S. Diagnostics	$406	4.7		—

International Diagnostics	$1,103	13.2		5.4

Worldwide Vascular Sales	$843	146.6		2.3

U.S. Vascular	$466	108.7		—

International Vascular	$377	218.2		6.7

Other Sales(c)	$961	8.8		4.0

(a)             Includes the impact of the completion of the U.S. co-promotion of Synagis in 2006.

(b)            Includes sales from the core laboratory diagnostics, point of care and molecular diagnostics businesses. See Q&A Answer 12 for historical sales of worldwide diagnostics.

(c)             Includes sales from diabetes, bulk pharmaceuticals, spine and animal health businesses.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of Abbott’s second-quarter 2007 sales for selected products.

Quarter Ended 6/30/07		Percent		Percent			Percent
(dollars in millions)	U.S.	Change	Rest of	Change		Global	Change
	Sales	vs. 2Q06	World	vs. 2Q06		Sales	vs. 2Q06

Pharmaceutical Products
HUMIRA	$406	43.7	$329	58.0	(a)	$735	49.8
Depakote	$382	27.9	$22	11.5		$404	26.9
Kaletra	$132	11.7	$183	24.7	(b)	$315	18.9
TriCor	$302	20.6	—	—		$302	20.6
Ultane/Sevorane	$53	(18.5)	$144	0.9	(c)	$197	(5.1)
Biaxin (clarithromycin)	$4	(85.3)	$166	0.4	(d)	$170	(12.4)
Niaspan	$170	n/a	—	—		$170	n/a
Synthroid	$103	(8.2)	$18	12.7		$121	(5.6)

Nutritional Products
Pediatric Nutritionals	$291	5.2	$283	20.1		$574	12.0
Adult Nutritionals	$284	(3.6)	$234	14.5	(e)	$518	3.8

Medical Products
Abbott Diabetes Care	$142	1.6	$166	10.7	(f)	$308	6.3
Coronary Stents	$75	178.9	$91	215.2		$166	197.7
Other Coronary	$78	2.0	$77	99.7		$155	34.5
Endovascular	$69	4.0	$33	51.8		$102	15.8

(a)          Without the positive impact of exchange of 12.0 percent, HUMIRA sales increased 46.0 percent internationally.

(b)          Without the positive impact of exchange of 7.5 percent, Kaletra sales increased 17.2 percent internationally.

(c)           Without the positive impact of exchange of 4.9 percent, Sevorane sales decreased 4.0 percent internationally.

(d)          Without the positive impact of exchange of 3.4 percent, clarithromycin sales decreased 3.0 percent internationally.

(e)           Without the positive impact of exchange of 3.9 percent, Adult Nutritionals sales increased 10.6 percent internationally.

(f)              Without the positive impact of exchange of 7.1 percent, Abbott Diabetes Care sales increased 3.6 percent internationally.

n/a = Percent change is not applicable due to the acquisition of Niaspan in the fourth-quarter 2006.

The following is a summary of Abbott’s first-half 2007 sales for selected products.

First-Half Ended 6/30/07		Percent		Percent			Percent
(dollars in millions)	U.S.	Change	Rest of	Change		Global	Change
	Sales	vs. IH06	World	vs. IH06		Sales	vs. IH06

Pharmaceutical Products
HUMIRA	$695	38.8	$611	59.9	(a)	$1,306	47.9
Depakote	$687	30.3	$43	16.5		$730	29.4
Kaletra	$249	4.6	$366	19.4	(b)	$615	12.9
TriCor	$526	15.3	—	—		$526	15.3
Biaxin (clarithromycin)	$12	(85.2)	$382	5.4	(c)	$394	(11.0)
Ultane/Sevorane	$101	(31.2)	$270	0.8	(d)	$371	(10.6)
Niaspan	$312	n/a	—	—		$312	n/a
Synthroid	$215	(3.9)	$35	13.6		$250	(1.8)

Nutritional Products
Pediatric Nutritionals	$582	6.1	$516	18.6		$1,098	11.6
Adult Nutritionals	$545	(0.8)	$437	12.3	(e)	$982	4.7

Medical Products
Abbott Diabetes Care	$273	(2.1)	$320	12.5	(f)	$593	5.2
Coronary Stents	$160	n/m	$166	n/m		$326	n/m
Other Coronary	$168	88.9	$149	n/m		$317	n/m
Endovascular	$138	31.0	$62	72.8		$200	41.7

(a)          Without the positive impact of exchange of 12.4 percent, HUMIRA sales increased 47.5 percent internationally.

(b)          Without the positive impact of exchange of 7.1 percent, Kaletra sales increased 12.3 percent internationally.

(c)           Without the positive impact of exchange of 4.1 percent, clarithromycin sales increased 1.3 percent internationally.

(d)          Without the positive impact of exchange of 4.8 percent, Sevorane sales decreased 4.0 percent internationally.

(e)           Without the positive impact of exchange of 3.8 percent, Adult Nutritionals sales increased 8.5 percent internationally.

(f)              Without the positive impact of exchange of 7.3 percent, Abbott Diabetes Care sales increased 5.2 percent internationally.

n/a = Percent change is not applicable due to the acquisition of Niaspan in the fourth-quarter 2006.
n/m = Percent change is not meaningful.

Business Highlights

•                  Abbott and Genentech Collaboration in Oncology — In June, Abbott and Genentech announced a collaboration for the global research, development and commercialization of two of Abbott’s investigational oncology compounds. The companies will work together on all aspects of further development and commercialization of ABT-263 and ABT-869, which were discovered by Abbott scientists. These compounds are targeted therapies that represent promising, unique scientific approaches to treating cancer.

•                  HUMIRA® Crohn’s Disease Approval and Launch — Abbott received U.S. Food and Drug Administration (FDA) approval for HUMIRA in Crohn’s disease in February and the launch is off to a strong start. In the second quarter, Abbott received European approval for HUMIRA to treat Crohn’s disease. Crohn’s disease, the fourth disease state indication for HUMIRA, is a serious, chronic, inflammatory disease of the gastrointestinal tract.

•                  New Niaspan® Tablet Launch — In May, Abbott launched a new film-coated Niaspan extended-release prescription tablet. Niaspan is the most widely prescribed therapy for raising HDL or “good” cholesterol and is the most effective drug to raise HDL with proven outcomes of 25 to 35 percent on average.

•                  New Drug Application for Combination Niaspan/Simvastatin (Simcor) Tablet — In April, Abbott submitted its New Drug Application to the FDA for a fixed-dose combination of Niaspan (extended-release niacin) and simvastatin. Niaspan and simvastatin are two widely prescribed medications for cholesterol management. This combination is being submitted for FDA approval to address LDL, HDL and triglycerides in a single pill, which may lead to improved patient convenience and outcomes.

•                  XIENCETM V Submission for U.S. Approval — In June, Abbott completed its Pre-Market Approval (PMA) application with the FDA for the XIENCE V drug-eluting stent. Abbott’s PMA submission includes safety and efficacy data from the XIENCE V SPIRIT family of clinical trials, which met their primary endpoints and also demonstrated superiority of XIENCE V over Taxus. The U.S. launch of XIENCE V is expected in the first half of 2008.

•                  U.S. Launch of m2000™ Molecular Diagnostics Instrument — In May, Abbott announced the FDA approval and launch of the RealTime HIV-1 viral load test for use on the m2000 molecular diagnostics instrument system. The m2000 is a less labor intensive, automated system that features real-time polymerase chain reaction (PCR) technology. Real-time PCR is designed to efficiently detect and measure life-threatening viruses and bacteria in less than five hours.

•                  ABBOTT PRISM® Completes Hepatitis Panel — In July, Abbott received FDA approval for its hepatitis C (HCV) test for use on the Abbott PRISM diagnostics system. The approval of the HCV test completes the PRISM hepatitis panel, which also includes three additional hepatitis B tests. Additional retrovirus screening tests for use on Abbott PRISM are currently under FDA review.

Abbott narrows full-year and confirms third-quarter earnings-per-share guidance for 2007

Abbott is narrowing its earnings-per-share guidance range, excluding specified items, for the full-year 2007 to $2.80 to $2.84. Abbott is also confirming guidance issued in January 2007 for the third quarter of $0.64 to $0.66 per share, excluding specified items. This guidance reflects the retention of Abbott’s core laboratory diagnostics business, which has now been reclassified from Discontinued Operations to Continuing Operations.

Abbott forecasts specified items for the full-year 2007 of $0.36 per share, primarily associated with acquisition integration, cost reduction initiatives, a write-down of Omnicef inventory and adjustments related to Abbott’s ownership of Boston Scientific stock. Including these specified items, projected earnings per share under GAAP would be $2.44 to $2.48 for the full-year 2007.

Abbott forecasts specified items for the third-quarter 2007 of approximately $0.13 per share, primarily associated with acquisition integration, cost reduction initiatives and restoration of the depreciation and amortization expense from the core laboratory diagnostics business for the first two quarters of 2007. (See Q&A Answer 7 for more discussion.) Including these specified items, projected earnings per share under GAAP would be $0.51 to $0.53 for the third-quarter 2007.

Abbott declares quarterly dividend

On June 14, 2007, the board of directors of Abbott declared the company’s quarterly common dividend of 32.5 cents per share. The cash dividend is payable Aug. 15, 2007, to shareholders of record at the close of business on July 13, 2007. This marks the 334th consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs 65,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live second-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2006, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
Second Quarter Ended June 30, 2007 and 2006
(unaudited)

	2007	2006	Percent Change

Net Sales	$6,370,620,000	$5,501,124,000	15.8
Cost of products sold	2,804,326,000	2,388,613,000	17.4
Research and development	583,474,000	556,337,000	4.9
Acquired in-process and collaborations research and development	—	493,000,000	n/m
Selling, general and administrative	1,796,456,000	1,520,397,000	18.2
Total Operating Cost and Expenses	5,184,256,000	4,958,347,000	4.6

Operating earnings	1,186,364,000	542,777,000	118.6

Net interest expense	124,816,000	81,683,000	52.8
Net foreign exchange (gain) loss	6,248,000	8,017,000	(22.1)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(115,726,000)	(134,503,000)	(14.0)
Other (income) expense, net	(81,612,000)	(69,556,000)	17.3	(1)
Earnings before taxes	1,252,638,000	657,136,000	90.6
Taxes on earnings	263,894,000	44,892,000	n/m

Net Earnings	$988,744,000	$612,244,000	61.5

Net Earnings Excluding Specified Items, as described below	$1,076,035,000	$946,747,000	13.7	(2)

Diluted Earnings Per Common Share	$0.63	$0.40	57.5

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$0.69	$0.62	11.3	(2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,560,667,000	1,531,637,000

(1) Other (income) expense, net in 2007 and net in 2006 is primarily associated with adjustments related to Abbott's ownership of Boston Scientific (BSX) stock. 2007 also includes realized gains on the sales of the BSX stock. These items have been reflected as specified items in both periods as discussed in Q&A Answer 7.

(2) 2007 Net Earnings Excluding Specified Items excludes after-tax charges of $56 million, or $0.04 per share, for acquisition integration, $41 million, or $0.03 per share, for a write-down of Omnicef inventory, $14 million, or $0.01 per share, for transaction and separation costs relating to the terminated sale of the core laboratory diagnostics business, and $80 million, or $0.05 per share, for cost reductions and other. 2007 also excludes after-tax gains of ($55 million), or ($0.04) per share, relating to adjustments in Abbott’s ownership of BSX stock and realized gains on the sales of the BSX stock, and ($49 million), or ($0.03) per share, relating to suspended depreciation and amortization expense on the long-term assets of the core laboratory diagnostics business. See Q&A Answer 7 for a discussion of specified items.

   2006 Net Earnings Excluding Specified Items excludes after-tax charges of $306 million, or $0.20 per share, for acquired in-process and collaborations research and development and $82 million, or $0.06 per share, for cost reduction/integration activities and other, primarily related to the Guidant acquisition and an after-tax gain of ($54 million), or ($0.04) per share, for a fair value adjustment for the gain-sharing aspect of the BSX stock purchase.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Six Months Ended June 30, 2007 and 2006

(unaudited)

	2007	2006	Percent Change

Net Sales	$12,316,181,000	$10,684,583,000	15.3
Cost of products sold	5,396,337,000	4,558,317,000	18.4
Research and development	1,202,530,000	1,041,479,000	15.5
Acquired in-process and collaborations research and development	—	493,000,000	n/m
Selling, general and administrative	3,583,325,000	2,984,812,000	20.1
Total Operating Cost and Expenses	10,182,192,000	9,077,608,000	12.2

Operating earnings	2,133,989,000	1,606,975,000	32.8

Net interest expense	249,021,000	116,202,000	114.3
Net foreign exchange (gain) loss	11,099,000	7,407,000	49.8
(Income) from TAP Pharmaceutical Products Inc. joint venture	(262,358,000)	(235,814,000)	11.3
Other (income) expense, net	42,924,000	(72,973,000)	n/m	(1)
Earnings before taxes	2,093,303,000	1,792,153,000	16.8
Taxes on earnings	407,022,000	315,026,000	29.2

Net Earnings	$1,686,281,000	$1,477,127,000	14.2

Net Earnings Excluding Specified Items, as described below	$1,930,142,000	$1,829,022,000	5.5	(2)

Diluted Earnings Per Common Share	$1.08	$0.96	12.5	(2)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.24	$1.19	4.2

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,559,774,000	1,535,122,000

1) Other (income) expense, net in 2007 and net in 2006 is primarily associated with adjustments related to Abbott's ownership of Boston Scientific (BSX) stock. 2007 also includes realized gains on the sales of the BSX stock. These items have been reflected as specified items in both periods.

2) 2007 Net Earnings Excluding Specified Items excludes after-tax charges of $112 million, or $0.07 per share, for acquisition integration, $136 million, or $0.09 per share, for cost reductions and other, $41 million, or $0.03 per share, for a write-down of Omnicef inventory, $20 million, or $0.01 per share, for fair value adjustments to BSX stock, net of gains on the sales of the stock, and $14 million, or $0.01 per share, for transaction and separation costs relating to the terminated sale of the core laboratory diagnostics business. 2007 also excludes an after-tax benefit of ($79 million), or ($0.05) per share, relating to suspended depreciation and amortization expense on the long-term assets of the core laboratory diagnostics business.

   2006 Net Earnings Excluding Specified Items excludes after-tax charges of $306 million, or $0.20 per share, for acquired in-process and collaborations research and development and $100 million, or $0.07 per share, for cost reduction/integration activities and other, primarily related to the Guidant acquisition and an after-tax gain of ($54 million), or ($0.04) per share, for a fair value adjustment for the gain-sharing aspect of the BSX stock purchase.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove the 17 percent worldwide pharmaceutical sales growth?

A1)                            U.S. pharmaceutical sales growth of 27 percent was led by HUMIRA, which increased 44 percent in the United States. Prescription trends are strong as HUMIRA continued to gain market share in the rheumatology, dermatology and gastroenterology markets. In the quarter, Abbott received European approval for HUMIRA in Crohn’s disease and initiated the U.S. Crohn’s launch, which is off to a strong start. Recently, Abbott raised its 2007 global sales guidance for HUMIRA to more than $2.8 billion.

Abbott’s lipid franchise also had a strong quarter with TriCor sales up 21 percent and Niaspan sales of $170 million. Niaspan is now expected to achieve approximately $650 million in sales this year.

Sales of Abbott’s international pharmaceuticals increased 8 percent during the quarter, including a 6 percent favorable impact from exchange. International growth was favorably impacted by the continued strength of HUMIRA, with sales up 58 percent and double-digit growth of Kaletra, based on the continued strength of the international launch of Kaletra tablets.

Q2)                           What drove the 20 percent increase in worldwide medical products sales and strong international nutritional products sales?

A2)                            Medical products sales growth of 20 percent was led by Abbott Vascular, which achieved sales of $423 million, up significantly from the prior year. Strong performance in Abbott Vascular was driven by international sales of the XIENCE V drug-eluting stent and continued growth in bare metal stents. Abbott Molecular also contributed to the strong performance in the quarter.

The core laboratory diagnostics business had strong performance in the quarter. Sales of immunochemistry and hematology products increased more than 10 percent (including a 4 percent favorable impact from exchange) and point of care sales grew more than 25 percent. During the quarter, Abbott signed agreements with two major group purchasing organizations to supply a broad line of immunochemistry and hematology products, which represent a significant sales opportunity over the next several years.

Nutritional products sales growth was led by continued double-digit sales growth in International Nutritionals. Partially offsetting this growth was an expected decline in U.S. nutritional sales, consistent with previous forecasts and reflecting the completion of the co-promotion of Synagis in the U.S. during 2006.

Q3)                           How are the results of the core laboratory diagnostics business being reported?

A3)                            Financial results from the core laboratory diagnostics business have been reclassified to Continuing Operations. The comparable prior-year quarter also reflects this reporting. As a result, the line items of the Consolidated Statement of Earnings are on a comparable basis for 2006 and 2007.

Q4)                           What drove the increase in R&D and SG&A this quarter?

A4)                            R&D investment increased 5 percent, or 8 percent excluding specified items, reflecting continuing investment in our pharmaceutical and medical products pipelines, including HUMIRA, ABT-335, ABT-874, controlled-release Vicodin and XIENCE V.

SG&A expense increased 18 percent, including the impact of the Guidant and Kos acquisitions and specified items. Excluding the impact of acquisitions and specified items, SG&A expense increased approximately 10 percent, driven by new and ongoing promotional initiatives, including new indications for HUMIRA and the continuing international launch of XIENCE V.

Q5)                           How does the second-quarter gross margin profile compare to the prior year?

A5)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	2Q07			2Q06
	Cost of Products Sold	Gross Margin	Gross Margin %	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$2,804	$3,566	56.0%	$2,389	$3,112	56.6%
Adjusted for specified items:
Omnicef inventory write-down	$(51)	$51	0.8%	—	—	—
Suspension of depreciation and amortization expense*	$51	$(51)	(0.8)%	—	—	—
Cost reduction initiatives and other	$(101)	$101	1.6%	$(39)	$39	0.7%
Acquisition integration	$(25)	$25	0.4%	$(33)	$33	0.6%
As adjusted	$2,678	$3,692	58.0%	$2,317	$3,184	57.9%

* See Q&A Answer 7 for explanation.

The second-quarter 2007 adjusted gross margin ratio increased 10 basis points to 58.0 percent, favorably impacted by improved product mix and partially offset by the reduction in the contribution from Synagis in the United States, as well as generic competition on Omnicef and Biaxin XL sales. As a reminder, U.S. co-promotion for Synagis ended in 2006.

Q6)                           Why did Net Interest Expense increase from the prior year?

A6)                            Net Interest Expense increased over the prior year primarily as a result of debt related to the Guidant vascular and Kos Pharmaceuticals acquisitions.

Q7)                           How did specified items affect reported results?

A7)                            Specified items impacted second-quarter results as follows (dollars in millions, except earnings-per-share data):

	2Q07			2Q06
	Earnings			Earnings
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
As reported	$1,253	$989	$0.63	$657	$612	$0.40
Adjusted for specified items:
Acquired in-process & collaborations R&D	—	—	—	$493	$306	$0.20
Suspension of depreciation and amortization expense and direct transaction costs	$(45)	$(35)	$(0.02)	—	—	—
Acquisition integration	$70	$56	$0.04	—	—	—
Omnicef inventory write-down	$51	$41	$0.03	—	—	—
Fair value adjustments for BSX stock and realized gains on disposition	$(86)	$(55)	$(0.04)	$(71)	$(54)	$(0.04)
Cost reduction initiatives and other	$101	$80	$0.05	$109	$82	$0.06
As adjusted	$1,344	$1,076	$0.69	$1,188	$946	$0.62

Regarding the suspension of depreciation and amortization expense and direct transaction costs:

•                  Under GAAP, once a decision to divest a business has been reached, depreciation and amortization expense on the related long-term assets is suspended. Direct transaction costs relate to deal-specific expenditures that have been included in the reported results.

•                  Under GAAP, if a business is reclassified to Continuing Operations from Discontinued Operations, cumulative depreciation and amortization expense not previously recorded must be subsequently recorded. As a result, the after-tax impact of suspended depreciation and amortization expense from the first-half 2007 of $79 million, or $0.05 per share, will be recorded in the third quarter and treated as a specified item at that time. This will fully offset the favorability of this item in the first half, resulting in no net impact for the full year.

The other second-quarter 2007 specified items are primarily related to integration costs associated with 2006 acquisitions, continuing cost reduction initiatives in global manufacturing operations and a write-down of Omnicef inventory related to the introduction of generic competition. These items are partially offset by a fair value adjustment for the Boston Scientific (BSX) stock and realized gains on sales of the BSX stock and suspension of depreciation and amortization expense for the core diagnostics businesses. In accordance with accounting standard SFAS 159, Abbott’s investment in BSX stock is being accounted for at fair value. Changes to the fair value of the BSX investment are required to be reflected in the income statement, which is tracked as a specified item, along with any related realized gains/losses on disposition of this stock.

The pre-tax impact of the specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	2Q07
	Cost of Products Sold	R&D	SG&A	Other (Income)/ Expense
As reported	$2,804	$583	$1,796	$(82)
Adjusted for specified items:
Acquisition integration	$25	$(2)	$47	—
Omnicef inventory write-down	$51	—	—	—
Suspension of depreciation and amortization expense and direct transaction costs	$(51)	$(5)	$11	—
Fair value adjustments for BSX stock and realized gains on disposition	—	—	—	$(86)
Cost reduction initiatives and other	$101	—	—	—
As adjusted	$2,678	$590	$1,738	$4

Q8)                           What was the tax rate in the quarter?

A8)                            As previously forecasted, the tax rate this quarter, excluding specified items, was 20.0 percent. The reported tax rate of 21.1 percent reflects the fact that a tax rate of 36.4 percent was applied to the fair value adjustment for BSX stock and realized gains on dispositions.

Q9)                           What contributed to the TAP joint venture results this quarter?

A9)                            Income from the TAP joint venture was in line with previous forecasts. Prevacid sales were $586 million and Lupron sales were $157 million in the quarter.

Q10)                    What are some near-term opportunities in Abbott’s broad-based pipeline?

A10)                      Abbott is making significant progress across a number of late-stage programs in its broad-based pipeline, including:

•                  HUMIRA

o                 Crohn’s disease — In June, Abbott received European regulatory approval.

o                 Psoriasis — In April, Abbott announced its submission for global regulatory approval.

o                 Juvenile RA — In May, Abbott announced its submission for global regulatory approval.

o                 Ulcerative colitis — Entered into Phase III development in 2006.

o                 Asthma — Entering into Phase II development shortly.

•                  XIENCE V Drug-Eluting Stent — Abbott submitted the final module of its FDA application for U.S. approval for XIENCE V in May, on track for a U.S. launch in the first half of 2008. XIENCE V was launched in Europe and Asia in 2006. Abbott also has additional next-generation drug-eluting stents in development.

•                  Controlled-release Vicodin — Abbott is developing a controlled-release form of its pain brand, Vicodin, which is currently in Phase III development. Abbott plans to submit for regulatory approval in the second half of 2007.

•                  Simcor — In April, Abbott submitted its regulatory application for Simcor, a combination therapy to address both HDL and LDL cholesterol.

•                  ABT-335 — Abbott’s next-generation fenofibrate is currently in Phase III development as a stand-alone therapy. Development also continues on a fixed-dose combination of either TriCor or ABT-335 with CRESTOR, to address all three lipid parameters in a single pill. Regulatory submission for the stand-alone therapy is expected in the second half of 2007.

•                  ABT-874 — In immunology, Abbott’s anti-IL 12/23 biologic, ABT-874, has demonstrated promising results in early studies for Crohn’s disease and psoriasis. The company has decided to move ABT-874 into Phase III development for psoriasis later this year.

•                  Diabetes Care Pipeline — In June, Abbott’s FreeStyle Navigator Continuous Glucose Monitoring System received European regulatory approval. The FreeStyle Navigator remains under active U.S. FDA review. Also in development is a fully integrated blood glucose monitoring system combining a meter, test strips and lancing capabilities in one device.

•                  m2000 Molecular Diagnostics System — In May, Abbott received U.S. FDA approval for the RealTime
HIV-1 viral load test for use on the m2000 molecular diagnostics system. Abbott expects to expand its menu of infectious disease assays over the next few years.

•                  Abbott PRISM — In July, Abbott received FDA approval for its hepatitis C (HCV) test for use on the Abbott PRISM diagnostics system. The approval of the HCV test completes the PRISM hepatitis panel, which also includes three additional hepatitis B tests. Additional retrovirus screening tests for use on Abbott PRISM are currently under FDA review.

Q11)                    What are some early-stage opportunities in Abbott’s broad-based pipeline?

A11)                      Abbott is advancing leading-edge scientific discoveries in its early-stage pipeline. Following are selected highlights from Abbott’s early-stage development pipeline:

•                  Oncology

o                 In the second quarter, Abbott announced a collaboration with Genentech to develop and commercialize two Abbott oncology compounds. Developed by Abbott scientists,     ABT-869, a multi-targeted kinase inhibitor and ABT-263, a Bcl-2 protein antagonist, represent promising, unique approaches to treating cancer. Abbott and Genentech will work together on all aspects of research, development and commercialization.

o                 Additional oncology compounds in Abbott’s pipeline that are not part of the collaboration include: a PARP-inhibitor, which prevents DNA repair in cancer cells, enhancing the effectiveness of current cancer therapies; an oral anti-mitotic in Phase II for non-small cell lung cancer and neuroblastoma; and, a biologic anti-tumor agent with a novel mechanism of action.

•                  Neuroscience

o                 Abbott’s neuroscience pipeline includes several unique approaches for treating a number of diseases including schizophrenia, Alzheimer’s disease and pain. Compounds under development include neuronal nicotinic receptor antagonists and D3 receptor antagonists, which play a role in regulating pain, memory and other neurological functions.

•                  Hepatitis C

o                 Abbott has partnered with Enanta Pharmaceuticals to develop protease inhibitors for the treatment of hepatitis C, which affects more than 170 million people worldwide.

•                  Bioabsorbable Drug-Eluting Stent

o                 In March, Abbott presented encouraging data from the world’s first clinical trial for a fully-bioabsorbable drug-eluting stent (DES) to treat coronary artery disease. The bioabsorbable DES is designed to be slowly metabolized by the body and completely absorbed over time.

Q12)       How will the core laboratory diagnostics business be reported going forward?

A12)                      The core laboratory diagnostics, point of care and molecular diagnostics businesses have been reported in the second quarter and will be reported in the future as Worldwide Diagnostics Sales. The historical sales of this group of businesses is presented below (dollars in millions):

	Diagnostics Sales
	U.S.	International	Worldwide
2Q07	$205	$594	$799
1Q07	$201	$509	$710

FY06	$800	$2,044	$2,844

4Q06	$207	$555	$762
3Q06	$205	$515	$720
2Q06	$197	$520	$717
1Q06	$191	$454	$645